SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 15, 2003

Hughes Electronics Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-26035	52-1106564
(Commission File Number)	(I.R.S. Employer Identification No.)

200 North Sepulveda Boulevard El Segundo, California	90245
(Address of Principal Executive offices)	(Zip Code)

(310) 662-9688

(Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Item 5.    Other Events

Hughes has reported previously in its Annual Report on Form 10-K for the year ended December 31, 2002, a dispute arising out of the 2000 sale by Hughes of its satellite systems manufacturing businesses to The Boeing Company. The stock purchase agreement provided for a potential purchase price adjustment based upon the final closing date financial statements of the satellite systems manufacturing businesses. The stock purchase agreement also provided for a dispute resolution process to resolve any disputes that arose in determining the purchase price adjustment. Hughes acknowledged that it owed Boeing a purchase price adjustment of $164 million plus interest at the rate of 9.5% from the date of sale, the total amount of which has been provided for in Hughes’ consolidated financial statements. Boeing claimed that additional amounts were owed pursuant to the purchase price adjustment. The unresolved amount as of March 31, 2003, was approximately $670 million. An arbitration proceeding was commenced to resolve this dispute. On July 15, 2003, Hughes and Boeing settled all matters related to this arbitration and certain other claims related to Boeing’s purchase of Hughes’ satellite systems manufacturing businesses. A copy of Hughes’ press release related to the settlement, dated July 15, 2003, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Hughes also has reported previously on a purported class action, P. Shoenfeld Asset Management LLC, et al. v. Shaw et al., filed in Delaware Chancery Court on December 18, 2002, against Hughes and the PanAmSat Board of Directors. The suit alleged that the settlement between EchoStar Communications Corporation and Hughes of all claims related to the termination of the proposed merger between EchoStar and Hughes favored Hughes in violation of alleged fiduciary duties. On July 10, 2003, the Delaware Chancery Court granted defendants’ motions to dismiss all claims with prejudice and denied plaintiffs’ motion for leave to amend the complaint. Unless successfully appealed by the plaintiffs, this ruling effectively concludes this suit.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit

99.1	Press Release, dated July 15, 2003

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUGHES ELECTRONICS CORPORATION

Date: July 16, 2003	By:	/s/ MICHAEL J. GAINES
		Name:	Michael J. Gaines
		Title:	Corporate Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release, dated July 15, 2003